UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 5, 2008
(Date of Report - Date of Earliest Event Reported)

First Cash Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19133	75-2237318
(Commission File Number)	(IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On December 5, 2008, First Cash Financial Services, Inc. (the "Company") executed and closed on a definitive Stock Purchase Agreement (the "Purchase Agreement") with Central America Capital, S.A. de C.V. (trade name "Presta Max") in order to purchase all of the common stock of Presta Max for $25 million consisting of a cash payment of $10 million and $15 million in short- and long-term notes payable to the selling shareholders of Presta Max. The assets of Presta Max consist primarily of pawn receivables, inventories, fixed assets and cash. The liabilities of Presta Max consist primarily of customer layaway deposits, trade payables and accrued taxes and expenses. Presta Max has no interest-bearing debt outstanding. In addition, the Company will assume the operating leases of the 16 Presta Max pawn stores and the Company expects to retain most of the Presta Max employees. The majority selling shareholder of Presta Max is the brother of a former executive officer of the Company, and the Purchase Agreement includes a mutual release agreement between the Company, the selling shareholders of Presta Max and the former executive officer related to certain arbitration and litigation claims between these parties. The terms of the transaction and the consideration paid were the result of mediated negotiations between the Company and the selling shareholders.

The information provided in this Item 8.01 shall not be deemed "filed" for purposes of the Securities Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by the specific reference in such filing.

Item 9.01 Financial Statements and Exhibits
(d)	Exhibits:

	10.1	Stock Purchase Agreement dated December 5, 2008
	99.1	Press Release dated December 11, 2008 announcing the Company's acquisition of sixteen pawnshops in Mexico

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 11, 2008	FIRST CASH FINANCIAL SERVICES, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Document
10.1	Stock Purchase Agreement dated December 5, 2008
99.1	Press Release dated December 11, 2008